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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE
                                                           For Immediate Release
                                                For further information contact:
                                               Investor Relations - 214-904-2288


DAVE & BUSTER'S REPORTS FIRST QUARTER 2003 EARNINGS

DALLAS (JUNE 3, 2003) DALLAS - Dave & Buster's Inc. (NYSE:DAB), a leading operator of upscale restaurant/entertainment complexes, announced earnings for its first quarter ended May 4, 2003.

Net income for the quarter was $3.0 million, or $.23 per diluted share, compared to a net loss in the same period last year of $(4.2) million, or $(.31) per diluted share, which included a one-time charge of $7.1 million representing the cumulative effect of a change in accounting for goodwill. Prior to the change in accounting for goodwill, net income in the prior year's comparable quarter was $2.9 million, or $.22 per diluted share. Operating income was $6.7 million compared to $6.6 million in the prior year's comparable quarter.

The Company achieved an increase in net income (prior to the change in accounting for goodwill) even though total revenues declined for the quarter as compared to the prior year. These results indicate that Dave & Buster's strategic initiatives to reduce costs are yielding results. Total revenues decreased 5.8 percent to $91.6 million from $97.2 million in the prior year's comparable quarter. The softness was led by the amusements portion of the business with a decline of just over 9 percent. Food and beverage revenue declined slightly more than 2 percent. Revenues for comparable stores decreased
7.5 percent during the quarter. There are currently 28 stores in the comparable store base as compared to 26 stores during the 2002 fiscal year.

"We are aggressively moving to counter the softness in our revenues that we experienced during the first quarter as a result of the continuing economic environment, and the impact of the war with Iraq. Due to the extensive television coverage, or what has been called the 'CNN effect', we believe this impacted our revenues beginning several weeks before the actual start of the war and continued for several weeks after the major fighting ended," stated Buster Corley, CEO of Dave & Buster's. "Our strategic cost reduction plan is comprehensive and compelling. The progress we have made with this program to date has helped us improve our margins and positions us for further potential savings when the economy improves. As we discussed last quarter, we have identified between $10 million and $11 million dollars of savings. We are continuing the process of identifying and implementing additional measures, including an additional yearly savings of nearly $3.4 million associated with our redemption games which will be implemented by fiscal 2004."

"We are focused on rebuilding revenues and we believe that upgraded amusement programs represent our biggest area of opportunity. We are making a major commitment to our amusement business with a new game rollout of over $9 million, which is larger than we have implemented over the last two years combined. More than one-third of this rollout was committed during our first quarter. In addition, we announced last week that Maria Miller has joined our management team as Senior Vice President - Marketing. Our marketing programs will benefit from her focus and expertise. We expect these programs to be a further benefit to our revenues," said Dave Corriveau, President of the Company.

"We are executing strategies to carefully manage our resources and cut costs, while prudently reinvesting in our business and continuing to reduce our debt," stated W.C. Hammett, Dave & Buster's CFO. "We are starting to experience the benefits of these strategies on our bottom line. During the quarter, we further reduced our long-term debt by $4.1 million." Mr. Hammett continued, "The current economic


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conditions continue to make revenue projects difficult, so we still do not feel comfortable providing quarterly guidance. However, the strength of the success of our initiatives in improving our bottom line, even in this challenging environment, permits us to reconfirm our previously announced fiscal year 2003 earnings per share guidance of $0.77 to $0.85."

The Company will hold a conference call on Tuesday, June 3 at 4:15 p.m. CDT. Interested parties may listen to the call over the Internet through Dave & Buster's website, www.daveandbusters.com. To listen to the live call, please access the website at least fifteen minutes before the call to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast a replay will be available shortly after the call on the website. The archived call will be available for two weeks.

Celebrating over 20 years of operations, Dave & Buster's was founded in 1982 and is one of the country's leading upscale, restaurant/entertainment concepts with 32 locations throughout the United States. Additionally, Dave & Buster's has international agreements for the Pacific Rim, Canada, the Middle East and Mexico.

FORWARD-LOOKING STATEMENTS

Certain information contained in this press release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitations, by the use of forward looking terminology such as "may," "will," "anticipates," "expects," "projects," "believes," "intends," "should," or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to us on the date hereof. Such statements speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to open new high-volume restaurant/entertainment complexes; our ability to raise and access sufficient capital in the future; changes in consumer preferences, general economic conditions or consumer discretionary spending; the outbreak or continuation of war or other hostilities involving the United States; potential fluctuation in our quarterly operating result due to seasonality and other factors; the continued service of key management personnel; our ability to attract, motivate and retain qualified personnel; the impact of federal, state or local government regulations relating to our personnel or the sale of food or alcoholic beverages; the impact of litigation; the effect of competition in our industry; additional costs associated with compliance with the Sarbanes-Oxley Act and related regulations and requirements; and other risk factors described from time to time in our reports filed with the SEC.


                                      # # #

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                              DAVE & BUSTER'S INC.
                           Consolidated Balance Sheet
                                 (in thousands)


                                                 May 4, 2003     February 2, 2003
                                                 ------------    ----------------
                                                  (unaudited)

ASSETS

Current Assets
    Cash and cash equivalents                    $      2,934      $      2,530
    Other current assets                               32,157            30,819
                                                 ------------      ------------
          Total current assets                         35,091            33,349

Property and equipment, net                           249,324           249,451

Other assets                                            8,170             8,412
                                                 ------------      ------------

                                                 $    292,585      $    291,212
                                                 ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities                        $     39,377      $     37,580

Other long-term liabilities                            24,987            24,536

Long-term Debt                                         55,369            59,494

Stockholders' Equity
    Common stock                                          132               132
    Paid in capital                                   116,813           116,678
    Restricted Stock                                      674               608
    Retained earnings                                  57,079            54,030
                                                 ------------      ------------
                                                      174,698           171,448
    Less: Treasury stock                               (1,846)           (1,846)
                                                 ------------      ------------
        Total stockholders' equity                    172,852           169,602
                                                 ------------      ------------

                                                 $    292,585      $    291,212
                                                 ============      ============


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                              DAVE & BUSTER'S INC.
                        Consolidated Statements of Income
                (dollars in thousands, except per share amounts)
                                   (unaudited)

                                                                    13 Weeks Ended                      13 Weeks Ended
                                                                      May 4, 2003                         May 5, 2002
                                                            -----------------------------       ------------------------------

Food and beverage revenues                                  $     47,664             52.0%      $     48,743              50.1%
Amusements and other revenues                                     43,923             48.0%            48,499              49.9%
                                                            ------------                        ------------
            Total revenues                                        91,587            100.0%            97,242             100.0%

Cost of revenues                                                  16,671             18.2%            18,116              18.6%
Operating payroll and benefits                                    26,799             29.3%            30,765              31.6%
Other store operating expenses                                    28,192             30.8%            27,943              28.7%
General and administrative expenses                                5,939              6.5%             6,111               6.3%
Depreciation and amortization expense                              7,307              8.0%             7,555               7.8%
Preopening costs                                                      --              0.0%               152               0.2%
                                                            ------------                        ------------
            Total other expenses                                  84,908             92.7%            90,642              93.2%

Operating income                                                   6,679              7.3%             6,600               6.8%
Interest expense, net                                              2,060              2.2%             2,008               2.1%
                                                            ------------                        ------------

Income before provision for income taxes                           4,619              5.0%             4,592               4.7%
            and cumulative effect of a change in
            an accounting principle
Provision for income taxes                                         1,570              1.7%             1,676               1.7%
                                                            ------------                        ------------

Income before cumulative effect of a
     change in an accounting principle                      $      3,049              3.3%      $      2,916               3.0%

Cumulative effect of a change in an
     accounting principle                                             --              0.0%             7,096               7.3%
                                                            ------------                        ------------

Net income                                                  $      3,049              3.3%      $     (4,180)            -4.3%
                                                            ============                        ============

Net income per share - basic
     Before cumulative effect of a change
        in an accounting principle                          $       0.23                        $       0.22
     Cumulative effect of a change in an
        accounting principle                                          --                               (0.55)
                                                            ------------                        ------------
                                                            $       0.23                        $      (0.33)
Net income per share - diluted
     Before cumulative effect of a change
        in an accounting principle                          $       0.23                        $       0.22
     Cumulative effect of a change in an
        accounting principle                                          --                               (0.53)
                                                            ------------                        ------------
                                                            $       0.23                        $      (0.31)
                                                            ============                        ============

Basic weighted average shares outstanding                         13,090                              12,971
Diluted weighted average shares outstanding                       13,283                              13,307

Other information:
            Company operated stores open                              32                                  32

EBITDA (Earnings before interest, taxes, depreciation
and amortization):
            Total operating income                          $      6,679                        $      6,600
            Add back depreciation and amortization                 7,307                               7,555
                                                            ------------                        ------------
            EBITDA                                          $     13,986                        $     14,155